Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement Under the Securities Act of 1933 of our report dated March 29, 2011 included in Telkonet’s Annual Report on Form 10-K for the year ended December 31, 2010 relating to the consolidated financial statements of Telkonet, Inc. as referenced under Item 3(a) of PART II.

/s/  RBSM LLP

New York, New York

July 22, 2011